Exhibit (k)(v)

September 25, 2019

The Gabelli Dividend & Income Trust

One Corporate Center

Rye, NY 10580-1422

This letter will serve as the agreement under which you will retain Morrow Sodali LLC (“Morrow” or “us”) to perform search and distribution services in connection with the Rights Offering by The Gabelli Dividend & Income Trust to holders of the Fund’s existing Common Shares (“the Offer”).

The services we will perform on your behalf will include the consultation and preparation in connection with the search of, and distribution of materials to, brokers and banks, and other nominees, and acting as Administration Agent in connection with the Offer. All material shall be at your sole authorization and instruction.

You agree to indemnify and hold us harmless against any loss, damage, expense (including reasonable legal fees and expenses), liability or claim relating to our participation in this offer, except where we, or our employees, fail to comply with this agreement; provided, however, that you shall not be obliged to indemnify us or hold us harmless against any such loss, damage, expense, liability, or claim which results from gross negligence, bad faith or willful misconduct on our part or of any of our employees.

At your election, you may assume the defense of any such action. We shall advise you in writing of any such liability or claim promptly after receipt of any notice of any action or claim for which we may be entitled to indemnification hereunder.

This agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

If any provision of this agreement shall be held illegal, invalid or unenforceable by any court, this agreement shall be construed and enforced as if that provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

MORROW SODALI LLC
470 West Avenue
Third Floor
Stamford, CT 06902	morrowsodali.com

The Gabelli Dividend & Income Trust	September 25, 2019
Page Two

Please acknowledge receipt of this agreement and confirm the arrangements herein provided by signing and returning the enclosed copy to the undersigned, whereupon this agreement and your acceptance of the terms and conditions herein provided shall constitute a binding agreement among us.

Accepted:

THE GABELLI DIVIDEND & INCOME TRUST

By:

Title:

Date:

Very truly yours,

MARROW SODALI LLC:

By:

Title: